Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Astec Industries, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-123266, 333-124420, 033-61461, 333-133013, 333-134398 and 333-176177) on Form S-8 of Astec Industries, Inc. of our reports dated March 15, 2019, with respect to the consolidated balance sheets of Astec Industries, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Astec Industries, Inc.

Our report dated March 15, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that Astec Industries, Inc. did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses have been identified and included in management’s assessment:

•	Ineffective management review controls over the annual goodwill impairment assessment due to insufficient knowledgeable and experienced personnel and ineffective risk assessment;
•	Ineffective controls over the completeness and accuracy of data and formulas embedded in the spreadsheets used in income tax calculations due to ineffective risk assessment;
•	Insufficient trained personnel knowledgeable and experienced in the application of the COSO 2013 Framework at certain business units and insufficient corporate monitoring of certain business units;
•
Ineffective general information technology controls over the newly implemented enterprise resource planning system at the Roadtec subsidiary due to the lack of experienced personnel in implementing complex IT systems and insufficient training on the IT system’s functionalities;

•
Ineffective controls over the accuracy and disclosure of revenue at certain business units due to insufficient understanding of the requirements of revenue recognition and not performing an effective risk assessment; and

•	Ineffective controls over the existence, accuracy and valuation of inventories at certain business units due to insufficient understanding of relevant risks of material misstatement.

/s/ KPMG LLP

Knoxville, Tennessee
March 15, 2019